Exhibit (a)(1)(I)

Assured Pharmacy, Inc. Announces 16% Senior Convertible Debenture and Warrant Exchange Offer

Plano, Texas (October 21, 2013) – Assured Pharmacy, Inc. (OTCQB: APHY), today announced that it has commenced an offer to exchange outstanding 16% Senior Convertible Debentures (the “Debentures” or “Eligible Debentures”) and warrants to purchase common stock issued under a private placement in 2011 through 2012 (the “Warrants” or “Eligible Warrants”) (collectively the “Eligible Securities”) for either of the following options:

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principle plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible  Warrant by an additional three (3) years, or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock (to be designated) has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

“We believe that the exchange offer is mutually beneficial for the holders of the Debenture(s) and Warrant(s) and Assured Pharmacy,” said Robert DelVecchio, Chief Executive Officer of the Company. “We are making this Offer to settle the balances of the Eligible Securities and to give the holders an opportunity to choose whether they want to receive shares and warrants or a new debenture and warrants for the exchange of their Eligible Securities. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt as we are raising additional funds to finance operations.”

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s securities. The offer to exchange will be made only pursuant to the Offer to Exchange, the related election to participate and other materials that are being mailed shortly to holders of securities eligible to be exchanged in the offer and have been filed with the SEC. Holders of securities eligible to be exchanged in the offer should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the various terms of, and conditions to, the exchange offer. The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes the Offer to Exchange, the related election to participate and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov, or from the Company’s tender offer agent, Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Holders of securities eligible to be exchanged in the offer are urged to read those materials carefully prior to making any decisions with respect to the exchange offer.

About Assured Pharmacy, Inc.

Assured Pharmacy, Inc. (the “Company”) is a growing chain of specialty pharmacies that provide advanced prescription services to a diverse array of medical professionals and their patients. Assured Pharmacy is committed to providing these physicians and patients with a better prescription process. This enhanced process is achieved by blending advanced prescribing technologies with focused pharmacology.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. Statements containing expressions such as "believes," "anticipates," "intends," or "expects," used in the Company's press releases and in Disclosure Statements and Reports filed with the Over The Counter Markets through the OTC Disclosure and News Service are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.